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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1 )*

                           NATIONAL VISION ASSOCIATES
--------------------------------------------------------------------------------
                                (Name of Issuer)

                           Common Stock, no par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    638459107
--------------------------------------------------------------------------------
                      (CUSIP Number of Class of Securities)

                             Michael J. Kaplan, Esq.
                       WisdomTree Capital Management, Inc.
        1633 Broadway, 38th Floor, New York, New York 10019 (212)843-2782
--------------------------------------------------------------------------------
 (Name, Address and Telephone Number of Person Authorized to Receive Notices
                              and Communications)

                                February 5, 1997
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Schedule)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b) (3) or (4), check the following: [ ]

Check the following box if a fee is being paid with this statement: [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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                                  SCHEDULE 13D



  CUSIP No.  638459107

     1    NAME OF REPORT PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          WisdomTree Capital Management, Inc.             I.D. #13-3729429

     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a) [  ]
                                                                  (b) [ X ]
     3    SEC USE ONLY

     4    SOURCE OF FUNDS *
               AF

     5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) [ ]

     6    CITIZENSHIP OR PLACE OF ORGANIZATION
                   New York

                       7        SOLE VOTING POWER
                                0 shares of Common Stock
         NUMBER OF
           SHARES      8        SHARED VOTING POWER
        BENEFICIALLY            1,406,170 shares of Common Stock
          OWNED BY
            EACH       9        SOLE DISPOSITIVE POWER
         REPORTING              0 shares of Common Stock
        PERSON WITH
                      10        SHARED DISPOSITIVE POWER
                                1,406,170 shares of Common Stock

     11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
               1,406,170 shares of Common Stock

     12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES *   [  ]

     13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                       6.8%

     14   TYPE OF REPORTING PERSON *
               CO

                      * SEE INSTRUCTIONS BEFORE FILING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.


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                                  SCHEDULE 13D

CUSIP No.  638459107


     1         NAME OF REPORT PERSON
               S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               WisdomTree Associates, L.P.                    I.D. #13-3729430

     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [  ]
                                                                     (b) [ X ]

     3         SEC USE ONLY

     4         SOURCE OF FUNDS*

                WC

     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
               TO ITEMS 2(d) or 2(e)   [  ]

     6         CITIZENSHIP OR PLACE OF ORGANIZATION
                   New York

                          7     SOLE VOTING POWER
                                0 shares of Common Stock
            NUMBER OF
             SHARES
          BENEFICIALLY    8     SHARED VOTING POWER
            OWNED BY            1,189,170 shares of Common Stock
              EACH
            REPORTING     9     SOLE DISPOSITIVE POWER
           PERSON WITH          0 shares of Common Stock

                         10     SHARED DISPOSITIVE POWER
                                1,189,170 shares of Common Stock

     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                 1,189,170 shares of Common Stock

     12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES * [ ]

     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                       5.8 %

     14        TYPE OF REPORTING PERSON *
                        PN


                      * SEE INSTRUCTIONS BEFORE FILING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

CUSIP No.  638459107


     1         NAME OF REPORT PERSON
               S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               WisdomTree Offshore LTD.                        I.D.

     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [  ]
                                                                     (b) [ X ]

     3         SEC USE ONLY

     4         SOURCE OF FUNDS*

                WO

     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
               TO ITEMS 2(d) or 2(e)   [  ]

     6         CITIZENSHIP OR PLACE OF ORGANIZATION
                   New York

                          7     SOLE VOTING POWER
                                0 shares of Common Stock
            NUMBER OF
             SHARES
          BENEFICIALLY    8     SHARED VOTING POWER
            OWNED BY            217,000 shares of Common Stock
              EACH
            REPORTING     9     SOLE DISPOSITIVE POWER
           PERSON WITH          0 shares of Common Stock

                         10     SHARED DISPOSITIVE POWER
                                217,000 shares of Common Stock

     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
               217,000 shares of Common Stock

     12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES * [ ]

     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                        1.1%

     14        TYPE OF REPORTING PERSON *
                        PN


                      * SEE INSTRUCTIONS BEFORE FILING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.


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